Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145807), and S-8 (No. 333-101136 and No. 333-117394) of NII Holdings, Inc. of our report dated February 25, 2010, except with respect to our opinion on the financial statements insofar as it relates to the guarantor condensed consolidating financial information described in Note 14, as to which the date is March 8, 2010, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
March 8, 2010